Period Ended October 31, 2005

John Hancock Investment Trust II

- John Hancock Regional Bank Fund
Series - 2
NAV per share - Class C  $41.39
Dividend per share
From net investment income - Class C- $0.3898

- John Hancock Financial Industries Fund
Series - 8
NAV per share - Class C  $18.67
NAV per share - Class I  $19.85
Dividend per share
From net investment income - Class I - $0.2148


- John Hancock Small Cap Equity Fund
Series - 9
NAV per share - Class C  $18.77
NAV per share - Class I  $20.56
NAV per share - Class R  $19.96